June  20,  2000

e-Financial  Depot.com,  Inc.
150  -  1875  Century  Plaza  Park  East
Century  City,  CA  90067

Attention:  John  Huguet

Dear  Sirs/Mesdames:

                    Re:  Directions  for  Share  Issuance
                         --------------------------------

          Pursuant to Item 3.1 of the Contractor Agreement (the "Agreement"), dated as of March 28, 2000, between e-Financial Depot.com, Inc. and Cobra Capital Limited ("Cobra"), we hereby direct you to issue the common stock, payable according to the terms of the Agreement, to Stephen Koltai.

          Cobra hereby covenants, represents and warrants to the Company that Cobra is not providing consulting or advisory services in connection with the offer or sale of securities in a capital-raising transaction and is not, directly or indirectly, promoting or maintaining a market for the Company's securities.

          Stephen Koltai hereby covenants, represents and warrants to the Company that he is not providing consulting or advisory services in connection with the offer or sale of securities in a capital-raising transaction and is not, directly or indirectly, promoting or maintaining a market for the Company's securities.

Yours  truly,

Per:  /s/  signed
      COBRA  CAPITAL  LIMITED

/s/  Stephen  Koltai
Stephen  Koltai